Exhibit 10.11

LOAN AGREEMENT

This Agreement is entered into this __________  by and between NaturalShrimp Holdings, Inc., a Delaware corporation with its principal office address at 2068 N. Valley Mills Dr., Waco, Texas 76710 (hereafter, “Company”) and _________ or (hereafter “Lender”) with an address set out opposite such signature.

RECITALS

A.           Lender has agreed to provide a Bridge loan in the amount of __________ (hereafter the “Loan”) to the Company;

B.           The Company has agreed to provide additional consideration for said Bridge Loan;

NOW THEREFORE, for and in consideration of the mutual promises and obligations contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENTS

1. Company is and shall be principally liable for repayment of the Loan and will pay principal and interest in full, on-demand, and agrees to pay simple annual interest rate of Six (6) % on said loan as required by the Lender.

2. As consideration for the Lender to provide the Company the Loan, the Lender shall receive _______ shares of common stock of the Company upon funding said Loan.

3. In addition, from the date of this agreement the company will provide the Lender a six month option to purchase up to ______________ of new treasury shares of common stock with a new share valued based upon and after the Company’s successful merger into a public trading shell company and restricted as required by the Security and Exchange Commission.

4. All shares of common stock delivered by Company to Investor will be authorized by appropriate action of the Board of Directors and will be deemed fully paid and non-assessable.

5. Lender acknowledges their sophistication and expertise and stipulates and agrees that they understand the risks associated with the Loan and has entered into this Agreement without solicitation.  Investor acknowledges a sufficient net worth and represents it has the financial capability to withstand the loss of the Loan in the event of a default by Company without the loss effecting Investor’s ability to pay its ordinary and customary living expenses as they become due.

6. The shares of common stock of the Company are not and will not, in the foreseeable future be registered on any stock exchange and are not publicly traded.  Investor understands and acknowledges that there is no market for the securities that will be issued and delivered to Investor hereunder and that Investor is acquiring such shares for investment purposes and not for resale.

7. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

8. All notices, responses and other communications required or permitted under this Agreement shall be in writing, and unless otherwise specifically provided, shall be delivered personally, or by mail, facsimile or delivery service, to the address set forth opposite the signature of the parties below, and shall be considered delivered upon the date of receipt.  Each party may specify a change of address by giving notice to the other party in the manner provided in this Section.

9. This Agreement constitutes the entire agreement and understanding between the parties, and may not be changed or amended in any way, except with the mutual consent of both parties, expressed in a written document executed by both parties.

10. This Agreement shall be construed under and in accordance with the laws of the State of Texas, notwithstanding its rules concerning conflicts of laws.

Dated and effective as of the date first set forth above.

NATURALSHRIMP HOLDINGS, INC.	LENDER
/s/
BY: Gerald Easterling
ITS: President